Exhibit 10.12

     RBC Conflict of Interest — Code of Ethics

Receiving or soliciting gifts to influence a financial transaction represents significant regulatory risk, is strictly prohibited, and may result in stiff penalties. The Bank Bribery Act of 1984 increased the urgency for financial institutions to educate all of their employees against participating in such transactions, by creating substantial penalties. The Bank Bribery Act and the adoption of Regulation “O” or the Financial Institutions Regulatory Act (FIRA) underscored the need for sufficient policy regarding proper employee/customer/vendor relationships.

Improper employee/customer/vendor relationships may also result in negative market reaction or reputation risk.

In recognizing that excessive activities and gratuities and access to information may lead to conflict of interest for employees, directors, and principal shareholders, the bank has developed this policy to recognize such positions and to prevent a loss of objectivity by requiring appropriate and trustworthy conduct.

Employees have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest. An actual or potential conflict of interest occurs when an employee is in a position to influence a decision that may result in personal gain for that employee or for a relative as a result of Company business dealings. No “presumption of guilt” is created by the mere existence of a relationship with outside firms. However, if the employees have any influence on transactions involving purchases, contracts, leases or lending activities, it is imperative that they disclose the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

Personal gain may result not only in cases where an employee or relative has a significant ownership in the firm which does business with our Company, but also when an employee or relative receives any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving our Company.

The materials, products, designs, plans, ideas and data of this Company are the property of the employer and should never be given to an outside firm or individual except through normal channels and with appropriate authorization. Any improper transfer of material or disclosure of information, even though it is not apparent that the employee or director has personally gained by such action, constitutes unacceptable conduct. Any employee or director who participates in such a practice will be subject to disciplinary action, up to and including possible discharge.

Definitions

•	Officer or Employee — A part-time or full-time salaried officer or employee of RBC.

•	Gift — May include cash or property, special discounts, price concessions, special personal items, special personal entertainment or travel, special personal services, gratuitous personal services, personal favors or special dispensations of any kind that could be attributed to the recipient’s position or responsibilities with RBC.

•	Relative — Spouse, minor child and or other dependent of the Officer, Employee or Director.

Policy statement

Due to the increased number of financial institution failures resulting from self-dealing, fraud and misconduct of directors, management, and employees the Board of Directors of RBC intends to hold its employees and directors to this strict code of ethics and to require reporting of conflicts of interest. Individuals associated with this Company have a primary responsibility to uphold the standards of this Company.

Failure to comply with all policies herein described may result in the termination of employment.

All employees and representatives of RBC are required to act in a responsible and respectable manner and to remain free of influences that may result in the loss of objectivity regarding business conducted with RBC customers, vendors or with RBC itself. Each employee must disclose and avoid any interests or activities involving another organization or individual that may result in a conflict of interest, perceived or actual, between RBC and that organization or individual.

While this policy does not intend to interfere with the personal lives of employees and representatives, it requires those persons to recognize situations where conflicts of interest may arise and to avoid them when possible. If these situations cannot be avoided, they must be reported immediately to the Chief Executive Officer or Chief Financial Officer.

Subsequently, the employee or representative should remove himself or herself from any compromising situations, whether it involves advising the other person or entity or approving or voting on extensions of credit, placement or purchasing of contracts, leases or investments.

Confidential information

All employees and directors must acknowledge that all information concerning bank, customer, depositor and director information is considered confidential and is to be used for bank purposes only, with the exception of public information on the company. The use of such information for personal, family, or other gain is unethical and illegal under securities rulings and the National Bank Act. Information regarding any business conducted cannot be disclosed to outside individuals (unless authorized by the bank or its customer) and may not be used for personal gain.

Use of confidential information for other than RBC’s business purposes may result in disclosure of insider information. Insider information is defined as information of a material nature to affect the price of stock involved. Insider information may not be used to purchase, trade, or solicit securities until that information is available to the public.

The use of confidential information received by either the investment or loan divisions may not be provided to the trust department for investment of discretionary funds or advice to customers and vice versa. Any transfers of information regarding customer accounts must be strictly information that is available to the public.

In addition, all published information (for both internal and external use), developed programs, equipment, etc. are the property of RBC and are reserved for use by employees of RBC. Use of these materials for any other purpose may constitute copyright infringement and theft.

Investment in RDDB stock

The employees and directors of RBC are encouraged to purchase and hold stock for long-term investment. While RBC may not delve into the personal lives of its employees, employment in a bank requires prudent and proper conduct in investment and other situations. Speculation or trading in the stock of the Company is prohibited, as is the purchase or sale based on insider information.

Gifts and entertainment

Employees and directors of RBC are not to solicit personal gifts from prospective or current customers, associates, vendors or any other individual or business. Any personal gifts received shall be of nominal value. Nominal value is considered anything below $50.

Employees of RBC are expected to participate in entertainment and amenities of reasonable cost to facilitate business. In the normal course of business, reasonable and customary expenses may be paid by the client. Payment by anyone other than the bank of excessive costs or travel not customary or within acceptable business practice must not be accepted. Any questionable circumstances must be reported immediately to a Senior Management member.

Tickets for sporting, cultural, or other events purchased by the Company are to be used in entertaining potential or actual customers, vendors, or others for business purposes only. If it is determined three or four days before the event that the tickets will not be used, an officer may offer them to someone else at his or her discretion.

External involvement

While RBC encourages its employees to be involved in outside activities, including charitable and political functions, federal law prohibits RBC from making political contributions. At no time will employees solicit other employees for political contributions or coerce others into contributing to any organization. Conduct must not give the perception that benefit to RBC or connections are sought or desired.

Capitalizing on opportunities for personal gain or compensation outside of that provided by RBC for the performance of services for RBC is strictly prohibited. Employment outside and in addition to employment at RBC must be reported to your immediate supervisor.

Consultation

Refer to any questions regarding proper ethics and code of conduct to an immediate supervisor or counsel. Actions or acceptance of gifts that are not specifically mentioned above must be reviewed as to intent and purpose. Employees should ask themselves, ” If a situation were to be made public, would my conduct be embarrassing or come into question?” Actions or acceptance of gifts must be documented and submitted to the CFO for review.

Disclosures

Employees, officers and directors of RBC must make annual disclosures of any relationship, receipt of gifts, compensation or other situations leading to possible conflicts in the following manner:

Employees	report to immediate supervisor, forward to CFO or CEO
Officers	report to Chief Financial Officer or President & CEO
President & Directors	report to general counsel

Whistleblower procedures

RBC contracts with National Hotline Services providing a toll-free number 24 hours a day 365 days per year to speak anonymously, or in confidence, with a hotline professional thoroughly trained to receive reports of perceived misconduct or wrongful behavior. A written report of each call is sent to the Chairman of the Audit Committee who will take appropriate actions to resolve any issues.

Employee accounts

All employees are encouraged to maintain their bank accounts at RBC to allow RBC to provide service and direct deposit of payroll checks. However, under no circumstances will RBC pay a rate of interest higher than the rate available to all depositors on any deposit account.1

At no time will overdraft fees be waived.

Consequences of noncompliance

As previously stated, failure to comply with this policy may result in termination of employment. The action will be commensurate with the seriousness of the conduct and an evaluation of the situation. All violations of this policy will be brought to the attention of the Board of Directors. Termination of employment will be determined by an officer who is the direct or indirect supervisor of the employee concerned.

All Directors and Officers of the Company are required to read the compliance statement and report any or no conflicts on an annual basis.

[1]	Deferred compensation accounts are a general liability to the Company and not a deposit account by definition.